Exhibit 99.1

Contact:

Kevin Rakin	Rhonda Chiger (investors)
President & Chief Executive Officer	Rx Communications
Genaissance Pharmaceuticals, Inc.	917.322.2569
203.773.1450	rchiger@RxIR.com
k.rakin@genaissance.com

Tom Redington (media)
Redington, Inc.
(203) 222-7399
tredington@redingtoninc.com

For Immediate Release

GENAISSANCE PHARMACEUTICALS REPORTS 2004 RESULTS

Revenue Up 67 Percent;

FAMILIONTM Test Posts Strong Performance;

New Gene Markers Discovered;

New Collaborations Continue;

First Portfolio Drug Product Acquired;

‘Going Concern’ Opinion Anticipated

New Haven, CT, February 10, 2005 – Genaissance Pharmaceuticals, Inc. (Nasdaq: GNSC) reported unaudited financial results for the year ended December 31, 2004, which include the results of Lark Technologies, Inc. and DNA Sciences since being acquired on April 1, 2004, and May 15, 2003, respectively.

Revenue in 2004 increased 67 percent to $20.9 million, compared to $12.5 million for 2003, primarily due to the Lark acquisition and the inclusion of DNA Sciences for a full year.  Operating expenses in 2004 were $40.3 million, compared to $31.0 in the year ago period.  The increase was primarily attributable to the Lark acquisition, inclusion of DNA Sciences for a full year, and fees associated with the acquisition of a Phase II anti-depressant drug candidate from Merck KGaA.  The net loss attributable to common stockholders for the year ended December 31, 2004, was $22.7 million, or 78 cents per share, compared to a net loss of $20.8 million, or 91 cents per share a year ago.

As of December 31, 2004, Genaissance had cash and cash equivalents totaling $9.4 million.  The company expects to report audited results the third week of March.  The Company and its independent public accountants are completing their procedures as required under Section 404 of the Sarbanes-Oxley Act.

“In 2004 we built our core businesses in DNA testing and clinical services and embarked on the development of our own drug that we believe will benefit from commercial application of our pharmacogenomic technology,” said Kevin Rakin, President and Chief Executive Officer of Genaissance.  “We currently expect revenue to grow in 2005, bringing us closer to operating self sufficiency.”

On a broader note, Mr. Rakin added, “The anticipated issuance by the U.S. FDA of guidelines for incorporating genetic markers into clinical development programs of new drugs should bode well for our strategy and programs.  We are in the business of commercializing technology to make drugs safer and more effective, and we believe that the FDA’s endorsement of pharmacogenomics should stimulate broader adoption of our technologies.”

For the three months ended December 31, 2004, revenue increased to $6.2 million from $4.7 million in 2003’s fourth quarter, mainly due to the Lark acquisition.  Operating expenses for the three-month period were $10.0 million compared to $8.5 million a year ago.  The increase was primarily attributable to the Lark acquisition.  The net loss for the fourth quarter, attributable to common stockholders, was $4.1 million, or 13 cents per share, compared to a net loss of $6.5 million, or 28 cents per share, in the year ago fourth quarter.

The Company believes that it is likely to receive an opinion from its independent public accountants on its financial statements for the year ended December 31, 2004, stating that there is substantial doubt about the Company’s ability to remain as a going concern.  As previously disclosed, the Company is taking steps to reduce its operating expenses and increase its revenues while at the same time reviewing opportunities such as reorganizing the Company, disposing of some assets and other strategic alternatives; however, there is no assurance that these measures will be successful.

2004 Highlights

Test Sales Gained Momentum – Since its launch in late spring 2004, the FAMILION™ Test has quickly gained acceptance with over 130 patient referrals made by nearly 50 pediatric and adult cardiologists and electro-physiologists.  Costs of the tests, which are performed in the Company’s CLIA-certified facility in New Haven, are reimbursed by Medicare and a significant number of major insurance companies.  Specialists utilize the test as a vital component in their evaluation and management of patients with inherited Long QT Syndrome and other ion channel abnormalities which, if left undetected, can cause sudden cardiac death.

New Gene Markers Discovered – Genaissance’s CARING (Clozapine and Agranulocytosis Relationships Investigated by Genetics) study discovered genetic markers the Company believes predict who is at risk of developing clozapine-induced agranulocytosis, a life-threatening decrease of white blood cells that requires frequent blood testing of patients.  The Company said the findings might apply to other drugs that also affect white blood cell counts.

Additional New Collaborations – Genaissance signed a co-marketing agreement with privately-held Ipsogen, under which the companies will jointly offer an integrated package of gene expression and genotyping technologies to developers and marketers of cancer drugs.  The offering will include each company’s respective technologies, services and diagnostic capabilities.

Genaissance signed a research agreement with Sygen International plc (London Stock Exchange: SNI.L).  Under the terms of the agreement, Sygen, a world leader in applying quantitative genetics and biotechnology to animal breeding, is collaborating with Genaissance and will use its high-throughput genotyping capabilities to accelerate Sygen’s genetic discoveries in three meat animal species.

Patent Portfolio Expanded – Genaissance received three issued patents and three notices of allowance from the U.S. Patent and Trademark Office for patents claiming methods for identifying correlations between the safety and efficacy of drugs and patients’ unique genetic signatures.  One of the allowed patents protects key proprietary technology within the DecoGen® Informatics System.  DecoGen® was developed with the goal of reducing adverse events and increasing positive outcomes of broadly-used medicines through more informed prescribing decisions.  The allowed patent claims specifically cover novel haplotype correlation methods for identifying drug safety and efficacy markers as well as disease susceptibility markers.

Therapeutic Product Acquired – In 2004, Genaissance implemented a strategy of acquiring drugs that had failed to meet their broad endpoints in Phase II testing, but which were successful for one or more subgroups of the tested populations.  The Company licensed vilazodone, a dual-action antidepressant that affects the serotonin pathway with promising clinical utility, from Merck KGaA in late 2004.  The Company’s goal is to apply its genotyping technology to identify Phase II clinical trial subjects who are likely to be responsive to vilazodone, substantially increasing the likelihood of a positive outcome in pivotal Phase III trials.

Genetic Markers – Genaissance’s STRENGTH (Statin Response Examined by Genetic Haplotype Markers) study of 674 subjects suggests that women with a genetic predisposition to protective levels of C-reactive protein (CRP) lose that benefit when taking hormone replacement therapy (HRT).  The study, a pioneering look at how genetic markers might be responsible for differential response to statin drugs for lowering cholesterol, found that women who were on HRT lost the protective benefits of certain genetic variants that would normally predispose them to lower levels of CRP, an established marker for fatal coronary disease.  These results were published in the December 2004 issue of the journal Atherosclerosis.

Cash Reserves – In November 2004, Genaissance entered into agreements with institutional investors and other accredited investors with respect to the private placement of 3.55 million shares of newly-issued common stock, together with warrants to purchase 3.55 million shares of common stock, for a total purchase price of approximately $6 million.  The net proceeds of $5.4 million from the private placement are expected to be used for general corporate purposes, including repayment of debt.

Outlook – For the fiscal year 2005, Genaissance issues the following standalone guidance:

•                  Revenues in the range of $26 to $27 million;

•                  Operating expenses of approximately $34 million, including approximately $3.9 million of non-cash expenses; and

•                  Net loss between $8 and $9 million, including total non-cash charges of $4.2 million.

Genaissance will host a conference call and audio web cast to discuss events disclosed in this press release.  The previously announced call is scheduled for today at 11:30 a.m., Eastern Time.  To participate in this conference call, dial 913-981-5510, confirmation code 2415972, shortly before 11:30 a.m. ET.  A replay of the call will be available from 2:30 p.m. ET through midnight Wednesday, February 16, 2005.  The replay number is 719-457-0820, confirmation code 2415972.  The web cast can be accessed at www.genaissance.com.

About Genaissance
Genaissance Pharmaceuticals, Inc. is developing innovative products based on its proprietary pharmacogenomic technology and has a revenue-generating business in DNA and pharmacogenomic products and services.  Genaissance also markets its proprietary FAMILION™ Test, designed to detect mutations responsible for causing Familial Long QT and Brugada Syndromes, two causes of sudden cardiac death.  The Company’s product development strategy is focused on drug candidates with promising clinical profiles and finding genetic markers to identify a responsive patient population.  This strategy enables Genaissance to leverage existing clinical data and, thus, reduce the costs and risks associated with traditional drug development and increase the probability of clinical success and commercialization.  The Company’s lead therapeutic product, vilazodone for depression, is in Phase II of development.  For more information on Genaissance, visit our website at: www.genaissance.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any forward-looking statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including, without limitation, statements about its base services business, its pharmacogenomic product pipeline, its first marketed molecular test, the FAMILIONTM Test, the expected timing of clinical trials studying vilazodone, the potential clinical benefits of vilazodone and the growth and development of Genaissance’s business and market opportunities.  Important factors that could cause actual results, events and performance to differ materially from those referred to in such statements, include, but are not limited to, whether we will be able to continue as a going concern and secure additional sources of capital, including amounts necessary to comply with our agreement with Merck KGaA and to execute our business strategy with respect to vilazodone, whether the U. S. FDA’s guidelines will stimulate broader adoption of our technologies, whether vilazodone will advance in the clinical trials process, including the timing of such clinical trials; whether clinical trials will warrant continued product development; whether and when, if at all, vilazodone will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications; the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety; whether vilazodone will be successfully marketed; whether Genaissance will be able to develop or acquire additional products; the attraction of new business and strategic partners; the adoption of our technologies by the pharmaceutical industry; competition from pharmaceutical, biotechnology and diagnostics companies; the strength of our intellectual property rights and those risks identified in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 15, 2004, and in other filings we make with the Securities and Exchange Commission from time to time. The forward-looking statements contained herein represent the judgment of Genaissance as of the date of this release. Genaissance disclaims any obligation to update any forward-looking statement.

(Tables Follow)

GENAISSANCE PHARMACEUTICALS, INC.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues:
License and service	$3,043	$3,575	$11,304	$10,386
Laboratory service	3,164	1,121	9,613	2,133

Total revenue	6,207	4,696	20,917	12,519

Operating Expenses:
Cost of laboratory services	2,303	844	7,190	1,877
Research and development	3,968	5,195	19,831	20,054
General and administrative	3,745	2,506	13,291	8,706
Loss on leased equipment	—	—	—	368

Total operating expenses	10,016	8,545	40,312	31,005

Loss from operations	(3,809)	(3,849)	(19,395)	(18,486)

Other income (expense)	(41)	44	82	320
Interest expense	(157)	(358)	(680)	(872)
Write down of investment and loss in equity of affiliate	—	(100)	(1,453)	(100)
Income tax benefit	24	60	84	580

Net loss	(3,983)	(4,203)	(21,362)	(18,558)

Warrant issuance expense	—	—	(833)	—
Preferred stock dividends and accretion	(135)	(74)	(490)	(74)
Beneficial conversion feature of preferred stock	—	(2,204)	(46)	(2,204)

Net loss attributable to common stockholders	$(4,118)	$(6,481)	$(22,731)	$(20,836)

Net loss per common share, basic and diluted	$(0.13)	$(0.28)	$(0.78)	$(0.91)

Weighted average shares used in computing net loss per common share	32,645	23,063	29,177	22,969

Balance Sheet Data

(in thousands)

(unaudited)

	Dec. 31, 2004	Dec. 31, 2003
Cash, cash equivalents and marketable securities	$9,387	$16,804
Working capital	4,818	14,195
Total assets	49,550	35,589
Capital leases and current portion long-term debt	3,648	2,088
Long-term debt	3,692	7,030
Stockholders’ equity	19,102	8,397

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